UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 26, 2007

Hines Real Estate Investment Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2007, Hines REIT Properties, L.P. (the "Operating Partnership"), a subsidiary of Hines Real Estate Investment Trust, Inc. ("Hines REIT" or the "Company") entered into a forward interest rate swap contract with HSH Nordbank with a notional amount of $119.0 million. The contract, which has an effective date of May 1, 2007 and a 10-year term, was entered into as an economic hedge against the variability of future interest rates on variable interest rate debt. Under the agreement, the Operating Partnership will pay a fixed rate of 4.955% in exchange for receiving floating interest rate payments based on one-month LIBOR.

The Operating Partnership anticipates that, on or about May 1, 2007, it will pay down amounts outstanding under its revolving credit facility with KeyBank National Association ("KeyBank") with additional borrowings of approximately $119.0 million under its secured credit facility with HSH Nordbank. The Operating Partnership expects that the $119.0 million borrowing will be secured by mortgages or deeds of trust and related assignments and security interests on the Daytona/Laguna Buildings, an office property located in Redmond, Washington. Borrowings under the HSH facility bear interest at a variable rate based on one-month LIBOR. The Operating Partnership expects that the $119.0 million borrowing will have an effective fixed interest rate of 5.355% as a result of this swap agreement and may assign its rights and obligations related to the swap agreement to any of its affiliated entities.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 26, 2007, a wholly-owned subsidiary of the Operating Partnership acquired Atrium on Bay, a mixed-use office and retail complex located in the Downtown North submarket of the central business district of Toronto, Canada. The seller is not affiliated with Hines REIT or its affiliates. Atrium on Bay is comprised of three office towers, a two-story retail mall, and a two-story parking garage, constructed between 1981 and 1985. The buildings consist of 1,081,184 square feet of rentable area and are 86% leased to a variety of office and retail tenants. The Canadian Imperial Bank of Commerce, a financial institution, leases 363,888 square feet, or approximately 34% of the rentable area, through leases that expire in 2011, 2013 and 2016. The balance of the complex is leased to 31 office tenants, 57 retail tenants and four other tenants, none of which leases more than 10% of the rentable area of the complex.

The contract purchase price for Atrium on Bay was approximately $250.0 million CAD (approximately $215.7 million USD as of February 26, 2007), exclusive of transaction costs, financing fees and working capital reserves. The acquisition was funded using proceeds from the Company's current public offering, borrowings under the its revolving credit facility with KeyBank National Association and a $190.0 million mortgage loan obtained from Capmark Canada Limited ("Capmark") in connection with the acquisition as discussed below.

In connection with the acquisition of this property, Hines REIT expects to pay its advisor, Hines Advisors Limited Partnership, an affiliate of Hines REIT's sponsor, Hines Interests Limited Partnership ("Hines"), approximately $1.1 million in cash acquisition fees. Likewise, the profits interest in the Operating Partnership owned by an affiliate of Hines will increase as a result of the acquisition.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 26, 2007, a subsidiary of the Operating Partnership entered into a $190.0 million mortgage loan with Capmark in connection with its acquisition of Atrium on Bay. The Capmark loan bears interest at an effective fixed rate of 5.33%, has a 10-year term and is secured by Atrium on Bay. The loan documents contain customary events of default with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens. This loan is not recourse to Hines REIT.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Property Acquired. To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than 75 calendar days after February 26, 2007.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the properties described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

March 2, 2007	By:	/s/ Frank R. Apollo

Name: Frank R. Apollo
Title: Chief Accounting Officer, Treasurer and Secretary